Exhibit 99.1

ACETO Corporation 4 Tri Harbor Court Port Washington, New York 11050

“Sourcing and Supplying Quality Products Worldwide”	NEWS RELEASE

FOR IMMEDIATE RELEASE

ACETO Reports Fiscal 2018 Fourth Quarter and Full-Year Results

Performance Chemicals and Pharmaceutical Ingredients Continue Strong Performance

Repaid $43.2 Million of Debt During Fiscal Year 2018

PORT WASHINGTON, N.Y., September 28, 2018 -- ACETO Corporation (NASDAQ:ACET), an international company engaged in the development, marketing, sale and distribution of Human Health products, Pharmaceutical Ingredients and Performance Chemicals, announced today financial results for the fiscal 2018 fourth quarter and fiscal year ended June 30, 2018.

Fourth Quarter Fiscal 2018 versus Fourth Quarter Fiscal 2017

•	Net sales of $168.9 million versus $194.6 million
•	Gross profit of $9.9 million versus $36.8 million
•	Net loss of $34.7 million, or $0.98 per share, versus net income of $2.0 million, or $0.06 per share
•	Non-GAAP Adjusted Net Loss of $17.0 million, or $0.48 per share, versus Non-GAAP Adjusted Net Income of $9.6 million, or $0.27 per share

Fiscal 2018 versus Fiscal 2017

•	Net sales of $711.4 million versus $638.3 million
•	Gross profit of $111.6 million versus $140.8 million
•	Net loss of $316.1 million, or $8.98 per share, including an impairment charge of $256.3 million and a valuation allowance on net U.S. deferred tax assets of $76.5 million, versus net income of $11.4 million, or $0.35 per share
•	Non-GAAP Adjusted Net Income of $1.5 million, or $0.04 per share, versus Non-GAAP Net Income of $38.7 million, or $1.19 per share

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Management Commentary

“Our stable Pharmaceutical Ingredients and Performance Chemicals segments continued to post year-over-year gains through effective execution of their business plans. We had success at both of these business segments as they continued to build off their sourcing strengths in China and India and further optimized margins through astute portfolio management. The success achieved in these business segments helped to contribute to cash provided by operating activities of $45.4 million for the fourth quarter. For fiscal 2018, we generated $101.8 million of cash provided by operating activities and increased our year-end cash balance by $45.2 million while repaying $43.2 million of debt. We ended the year with $103.9 of available cash and short-term investments,” said William C. Kennally, III, Chief Executive Officer of ACETO.

“Fourth quarter net sales and gross profit were negatively impacted by sustained generic industry headwinds and higher than expected failure to supply (FTS) penalties at our Rising business. Since February 2018, we initiated several process improvements in our supply chain management that resulted in an 80% recovery in our inventory with most of our impacted business reaching forecasted safety stock levels today. We believe our inventory and process improvements will reflect improved Gross Profit results in subsequent quarters” added Kennally.

“At Rising, we enter the new fiscal year with a re-built, experienced management team and a significantly improved supply chain position with our customers and partners. We plan to launch between 15-20 generic products after launching 18 in fiscal 2018. A new warehouse facility is on track to be fully functional by the end of calendar 2018 and a new state of the art ERP system has replaced 3 disparate systems. We have created a platform to return to top-line growth which in turn will allow us to balance our asset-light business model with more intellectual property ownership, restoring profitability,” concluded Mr. Kennally.

As previously announced, the Board authorized the Company to begin a strategic review process, and it does not plan to make any further announcement on this matter until it has approved a transaction or otherwise has determined that further disclosure is appropriate or required by law.   During this strategic review period, the Company anticipates continuing the suspension of financial guidance.

Fourth Quarter Financial Review

Income Statement

Consolidated net sales for the fourth quarter of fiscal 2018 were $168.9 million, a decrease of 13.2% from $194.6 million reported in the fourth quarter of fiscal 2017, reflecting lower Human Health segment sales partially offset by higher Pharmaceutical Ingredients and Performance Chemicals segment sales. Total company gross profit was $9.9 million, compared to $36.8 million in the fourth quarter of fiscal 2017, reflecting lower Human Health gross profit partially offset by gains in the Pharmaceutical Ingredients and Performance Chemicals segments. Gross margin for the fourth quarter was 5.9%, compared to 18.9% in the prior year period.

Human Health segment sales were $73.1 million, a decrease of 35.7%, compared to $113.7 million for the fourth quarter of fiscal 2017. The decline was due to lower sales at Rising resulting from continued pricing and competitive pressures and softer than expected contributions from new product launches. In addition, Rising incurred approximately $14.9 million in failure to supply charges. Gross profit for the Human Health segment was a negative $8.3 million, compared to $21.7 million for the fourth quarter of fiscal 2017. Gross margin for the fourth quarter was a negative 11.3%, compared to 19.1% in the prior year period. The negative gross profit and gross margin for the 2018 period reflect continued pricing pressure, intense competition and related consolidation of customers, unfavorable product mix and failure to supply charges at Rising partially offset by gross profit and gross margin gains in the company’s Nutritionals business.

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Pharmaceutical Ingredients segment sales were $45.4 million, an increase of 25.6%, compared to $36.2 million for the fourth quarter of fiscal 2017. The segment’s sales increase reflects higher sales of APIs, sold both abroad and domestically, and higher sales of Intermediates sold in France. Gross profit for the quarter was $7.4 million, a 31.5% increase compared to $5.6 million for the fourth quarter of fiscal 2017. Gross margin for the fourth quarter was 16.2%, compared to 15.5% in the prior year period reflecting favorable product mix for both APIs and Intermediates.

Performance Chemicals segment sales were $50.3 million, an increase of 12.5% compared to $44.7 million for the fourth quarter of fiscal 2017, on higher sales of both specialty chemicals and agricultural protection products. Specialty chemicals sales increased over a broad group of industries served, but predominantly from sales of surface agents and coatings, lubricants and dye intermediates. The increase in agricultural protection products sales reflects primarily higher sales of a fungicide used to prevent disease on pecan crops. Gross profit was $10.8 million, an increase of 13.6%, compared to $9.5 million for the fourth quarter of fiscal 2017. Gross margin was 21.5% for the fourth quarter, compared to 21.3% in the prior year period. The increase in gross profit was largely due to volume growth in both the Specialty Chemicals and Agricultural Protection Products businesses, while the slight improvement in gross margin reflects a favorable sales mix of agricultural protection products.

Total selling, general and administrative expenses were $35.1 million, an increase of $8.4 million or 31.5% versus the same period last year. The increase in selling, general and administrative expenses is primarily due to $4.2 million in fees paid to financial advisors, including the company’s interim Chief Financial Officer, $1.7 million higher payroll and benefits, $1.1 million higher professional fees and a $0.9 million environmental remediation charge. Research and Development expenses in the fourth quarter were $1.7 million, compared to $2.9 million in the prior year period. The majority of R&D expenses are milestone based and fluctuate quarterly.

The company reported an operating loss of $26.9 million versus operating income of $7.2 million in the prior year’s quarter. Net loss was $34.7 million, or $0.98 per share, compared to net income of $2.0 million, or $0.06 per share, for the comparable quarter of fiscal 2017. Non-GAAP Adjusted net loss was $17.0 million in the fourth quarter, or $0.48 per share, compared to non-GAAP Adjusted net income of $9.6 million, or $0.27 per share, in the prior period.

Full Year Financial Review

Consolidated net sales for the year ended June 30, 2018 were $711.4 million, an increase of 11.4% compared to $638.3 million for the prior year. Total company gross profit decreased 20.8% to $111.6 million for the year ended June 30, 2018 compared to $140.8 million for the prior year. Gross margin for fiscal 2018 was 15.7% compared to 22.1% for the prior year.

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Human Health segment sales were $374.5 million, an increase of 18.7% compared to $315.4 million for the prior year. The increase reflects the acquisition of certain products and related assets of Citron and Lucid on December 21, 2016 and higher nutritional product sales of $4.4 million, offset in part by a decline in sales of certain currently marketed and pipeline generic products as a result of continued pricing pressure, intense competition and related consolidation of customers and softer than expected contributions from new product launches. Sales from the acquired products were $197.5 million for the year ended June 30, 2018 compared to $122.1 million for the prior year. In addition, Rising incurred approximately $27.8 million in failure to supply penalties charged by certain customers based upon replacement cost or contractual cost, of which approximately $14.8 million related to supply challenges with regards to products acquired from Citron.

Gross profit for the Human Health segment was $48.8 million, a decrease of 37.5%, compared to $78.1 million for the prior year. Gross margin was 13.0% compared to 24.8% for the prior year. The decline in gross margin is primarily due to unfavorable product mix on certain Rising products, continued pricing pressure, intense competition and related consolidation of customers and failure to supply charges. In addition, costs were incurred due to certain of the company’s partners that have not performed in accordance with the agreements with such partners.

Pharmaceutical Ingredients segment sales were $158.9 million, an increase of 0.9% compared to $157.4 million for the prior year, reflecting a sales decline in the first six months of fiscal 2018 offset by a sales increase in the second half of the year. The sales decline in the first six months of fiscal 2018 was due to regulatory issues, price increases from suppliers, decrease in demand of several API and intermediate products, and new drug import regulations. In the second half of the fiscal year, sales benefitted from an increase in demand of API products sold abroad, particularly in Germany, and in the U.S, and higher sales of Intermediates. Gross profit was $24.6 million compared to $25.5 million for fiscal 2017. Gross margin for fiscal 2018 was 15.5% compared to 16.2% for fiscal 2017. The decrease in gross profit and gross margin was primarily due to product mix on sales of APIs globally, including a drop-in reorders of a certain higher margin API.

Performance Chemicals segment sales were $178.0 million, an increase of 7.6% compared to $165.5 million for the prior year, reflecting higher sales of specialty chemicals products partially offset by lower sales of agricultural protection products. Gross profit was $38.1 million, an increase of 2.5% compared to $37.2 million for the prior year. Gross margin for fiscal 2018 was 21.4% compared to 22.5% for the prior year, reflecting an unfavorable product mix on sales of specialty chemical products sold domestically.

Total selling, general and administrative expenses were $122.4 million compared to $102.3 million for the prior year, a 19.6% increase. As a percentage of sales, SG&A increased to 17.2% versus 16.0% for the prior year. The increase in selling, general and administrative expenses includes $4.1 million of one-time costs associated with the separation of the company’s former chief executive officer, $1.8 million of higher consulting fees, $4.5 million of higher professional fees, $4.2 million in fees for financial advisors including the company’s interim chief financial officer, $4.2 million of higher payroll and benefits, $9.3 million of higher amortization expense and a $0.9 million increase in environmental remediation charges. Offsetting these increases in part was a $2.5 million reduction in the contingent consideration liability related to the purchase of certain Citron products. SG&A for the prior year included $8.8 million of transaction costs related to the product purchase agreement with Citron and Lucid. Research and development expenses for fiscal 2018 were unchanged at $7.9 million.

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The company recorded an operating loss of $275.0 million compared to operating income of $30.6 million for the prior year. Included in the operating loss for fiscal 2018 were impairment charges totaling $256.3 million related to Rising.

Interest expense was $20.9 million compared to $15.8 million for the prior year reflecting increased borrowings associated with the Citron and Lucid product purchases. For fiscal 2018, the company recorded an income tax provision of $23.3 million compared to an income tax provision of $6.0 million for the prior year. The effective tax rate for the year ended June 30, 2018 was (8.0%) compared to 34.5% for the prior year. During fiscal 2018, the company recorded a valuation allowance of $76.5 million on net U.S. deferred tax assets. In addition, the company recorded additional tax expenses of $13.7 million related to the Tax Cuts and Job Act and $1.5 million associated with net tax deficiencies under ASU 2016-09 (Accounting Standards Update), which was adopted prospectively in the first quarter of fiscal 2018.

Net loss was $316.1 million, or $8.98 per share versus net income of $11.4 million, or $0.35 per share for the prior year. Non-GAAP Adjusted Net Income was $1.5 million, or $0.04 per share versus Non-GAAP Net Income of $38.7 million, or $1.19 per share, for the prior year.

Balance Sheet

The company ended fiscal 2018 with cash and cash equivalents and short-term investments totaling $103.9 million. On September 11, 2018 the Company entered into a Third Amendment and Limited Waiver (the “Amendment”) to the Second Amended and Restated Credit Agreement. The Amendment provides for a waiver of the Maximum Total Net Leverage Ratio, the Senior Secured Net Leverage Ratio and the Minimum Debt Service Coverage Ratio financial covenants for several quarters, including the quarter ended June 30, 2018, among other terms and amendments. As of June 30, 2018, working capital was $200.1 million, including the current portion of long-term debt. Total debt stood at $317.4 million.

Liquidity and Capital Resources

For the fiscal year ended June 30, 2018, operating activities provided cash of $101.8 million. Investing activities for the fiscal year ended June 30, 2018 used cash of $8.3 million primarily for purchases of property and equipment and intangible assets. As a result, free cash flow, which the company defines to be operating cash flow less net cash used in investing activities, was $93.5 million for fiscal year 2018. Financing activities for the fiscal year ended June 30, 2018 used cash of $48.9 million primarily for the repayment of bank loans of $43.2 million and $6.3 million for cash dividend payments.

Restatement of 3Q and Nine Month Fiscal 2018 Financial Statement

Based on its analysis of various factors, management initially determined to record a valuation allowance on U.S. net deferred tax assets during the fourth quarter of fiscal 2018. However, after weighing the information available to management at the time that the third quarter financial statements were issued, management has determined, with the assistance of its advisors, that it is reasonable to conclude that a substantial portion of the valuation allowance should have been recognized in the third quarter of fiscal 2018 rather than the fourth quarter. Accordingly, management will amend the company’s most recently filed Quarterly Report on Form 10-Q to restate the third quarter and nine month consolidated financial statements to reflect $71.4 million of the non-cash valuation allowance as a third quarter event. The restatement will have no impact on the year-end consolidated financial statements.

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Conference Call

Management will host a conference call to discuss the operating and financial results at 9:00 a.m. ET on Friday, September 28, 2018. To participate in the conference call, please dial 844-413-3976 or 412-317-6583 approximately 10 minutes prior to the call and ask for the ACETO Corporation call.

A live webcast of the conference call will be available in the Investor Relations section of the Company’s website, www.aceto.com. Please access the website 15 minutes prior to the start of the call to download and install any necessary audio software and download the presentation.

A telephone replay of the conference call will be available from 11:00 a.m. ET on September 28, 2018 until 11:59 p.m. ET on October 5, 2018 and may be accessed by calling 877-344-7529 or 412-317-0088 and reference conference ID #10121909. An archived replay of the conference call will also be available in the investor relations section of the Company’s website.

Use of Non-GAAP Financial Information

In addition to U.S. GAAP results, this press release also includes certain Non-GAAP financial measures as defined by the SEC. These measures, Adjusted Net Income and Adjusted EPS, are based upon net income excluding amortization and impairment of goodwill and other identifiable intangible assets, separation costs, amortization of debt discount, debt issuance costs and deferred financing costs, transaction costs related to acquisitions, the impact of the Tax Cuts and Jobs Act, the impact of Accounting Standards Update (“ASU”) 2016-09 and the valuation allowance on net U.S. deferred tax assets. These items should not be reviewed in isolation or considered substitutes for the Company’s financial results as reported in accordance with GAAP. Due to the nature of these items, it is important to identify these items and to review them in conjunction with the Company’s financial results reported in accordance with GAAP. The exclusion of these items also allows investors to compare results of operations in the current period to prior periods’ results based on the Company’s fundamental business performance and analyze the operating trends of the business. The exclusion of these items also allows management to evaluate the performance of its business units.

Pursuant to the requirements of Regulation G, reconciliations of Adjusted Net Income and Adjusted EPS to U.S. GAAP net income and GAAP EPS are presented in the Non-GAAP Reconciliation table of this press release.

About ACETO

ACETO Corporation, incorporated in 1947, is focused on the global marketing, sale and distribution of Human Health products (finished dosage form generics and nutraceutical products), Pharmaceutical Ingredients (pharmaceutical intermediates and active pharmaceutical ingredients) and Performance Chemicals (specialty chemicals and agricultural protection products). With business operations in nine countries, ACETO distributes over 1,100 chemical compounds used principally as finished products or raw materials in the pharmaceutical, nutraceutical, agricultural, coatings and industrial chemical industries. ACETO's global operations, including a staff of 25 in China and 12 in India, are distinctive in the industry and enable its worldwide sourcing and regulatory capabilities.

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FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements as that term is defined in the federal securities laws, including statements regarding progress in addressing supply chain challenges, future research and development expenditures, product launches, improved gross profit results, top line growth, the restoration of profitability and the Company’s long-term goals of balancing the Company’s asset-light model with more ownership and enhancing profitability. Generally, ACETO’s forward-looking statements relate to our business plans or strategies, projected or anticipated benefits or other consequences of ACETO’s plans or strategies, financing plans, projected or anticipated benefits from acquisitions that ACETO may make, or a projection involving anticipated revenues, earnings or other aspects of ACETO’s operating results or financial position, and the outcome of any contingencies. Any such forward-looking statements are based on current expectations, estimates and projections of management. ACETO intends for these forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements. Words such as "may," "will," "expect," "believe," "anticipate," "project," "plan," "intend," "estimate," and "continue," and their opposites and similar expressions are intended to identify forward-looking statements. ACETO cautions you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond ACETO’s control, which may influence the accuracy of the statements and the projections upon which the statements are based. Factors that could cause actual results to differ materially from those set forth or implied by any forward-looking statement include, but are not limited to, risks and uncertainties discussed in ACETO’s reports filed with the Securities and Exchange Commission (“SEC”), including, but not limited to, ACETO’s Annual Report on Form 10-K for the fiscal year ended June 30, 2017 and other SEC filings. Copies of these filings are available at www.sec.gov.

Any one or more of these uncertainties, risks and other influences could materially affect ACETO’s results of operations and whether forward-looking statements made by ACETO ultimately prove to be accurate. In addition, periodic high-margin product sales may have a positive material financial impact in a given quarter that may be non-recurring in future quarters, thereby rendering one quarter's performance not useful as a predictor of future quarters' results. ACETO’s actual results, performance and achievements could differ materially from those expressed or implied in these forward-looking statements. ACETO undertakes no obligation to publicly update or revise any forward-looking statements, whether from new information, future events or otherwise.

Investor Relations Contact:

LHA
Jody Burfening
jburfening@lhai.com

(212) 838-3777

(Financial Tables Follow)

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Aceto Corporation and Subsidiaries

Consolidated Statements of Operations

(in thousands, except per share amounts)

	(unaudited)
	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Net sales	$168,877	$194,620	$711,359	$638,318
Cost of sales	158,963	157,791	599,796	497,526
Gross profit	9,914	36,829	111,563	140,792
Gross profit %	5.9%	18.9%	15.7%	22.1%

Selling, general and
administrative expenses	35,135	26,726	122,376	102,340
Impairment charges	-	-	256,266	-
Research and development expenses	1,725	2,900	7,933	7,898
Operating (loss) income	(26,946)	7,203	(275,012)	30,554

Other expense, net of interest expense	(4,478)	(4,200)	(17,810)	(13,193)

(Loss) income before income taxes	(31,424)	3,003	(292,822)	17,361
Income tax provision	3,302	1,036	23,299	5,985
Net (loss) income	$(34,726)	$1,967	$(316,121)	$11,376

Basic (loss) income per common share	$(0.98)	$0.06	$(8.98)	$0.35

Diluted net (loss) income per common share	$(0.98)	$0.06	$(8.98)	$0.35

Weighted average shares outstanding:
Basic	35,379	34,784	35,216	32,283
Diluted	35,379	35,163	35,216	32,632

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Aceto Corporation and Subsidiaries

Consolidated Balance Sheets

(in thousands, except per-share amounts)

	June 30, 2018	June 30, 2017
Assets
Current Assets:
Cash and cash equivalents	$100,874	$55,680
Investments	3,030	2,046
Trade receivables: less allowance for doubtful
accounts: June 30, 2018 $987; and June 30, 2017 $485	247,246	277,489
Other receivables	9,664	12,066
Inventory	137,076	136,387
Prepaid expenses and other current assets	4,737	3,941
Deferred income tax asset, net	-	546

Total current assets	502,627	488,155

Property and equipment, net	14,180	10,428
Property held for sale	6,113	7,152
Goodwill	1,883	236,970
Intangible assets, net	234,602	285,081
Deferred income tax asset, net	-	19,453
Other assets	7,619	7,546

Total Assets	$767,024	$1,054,785

Liabilities and Shareholders' Equity

Current liabilities:
Current portion of long-term debt	$14,482	$14,466
Accounts payable	106,790	90,011
Accrued expenses	181,246	134,928
Total current liabilities	302,518	239,405

Long-term debt, net	302,916	339,200
Long-term liabilities	64,558	61,449
Environmental remediation liability	211	2,339
Deferred income tax liability	1,536	7,325
Total liabilities	671,739	649,718

Commitments and contingencies

Shareholders' equity:
Preferred stock, 2,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $.01 par value:
(75,000 shares authorized; 30,787 and 30,094 shares issued
and outstanding at June 30, 2018 and June 30, 2017, respectively)	308	301
Capital in excess of par value	222,599	214,198
(Accumulated deficit) Retained earnings	(126,737)	195,680
Accumulated other comprehensive loss	(885)	(5,112)
Total shareholders' equity	95,285	405,067

Total liabilities and shareholders' equity	$767,024	$1,054,785

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Aceto Corporation

Diluted Net Income Per Common Share Excluding Charges (Non-GAAP Reconciliation)

(in thousands, except per share amounts)

	(unaudited) Three Months Ended June 30, 2018	(unaudited) Diluted Net Income Per Common Share Three Months Ended June 30, 2018	(unaudited) Three Months Ended June 30, 2017	(unaudited) Diluted Net Income Per Common Share Three Months Ended June 30, 2017	(unaudited) Twelve Months Ended June 30, 2018	(unaudited) Diluted Net Income Per Common Share Twelve Months Ended June 30, 2018	(unaudited) Twelve Months Ended June 30, 2017	(unaudited) Diluted Net Income Per Common Share Twelve Months Ended June 30, 2017

Net (loss) income, as reported	($34,726)	$(0.98)	$1,967	$0.06	($316,121)	$(8.98)	$11,376	$0.35

Adjustments:
Impairment charges	-	-	-	-	256,266	7.26	-	-
Amortization of intangible assets	7,321	0.20	8,067	0.22	30,806	0.88	22,234	0.67
Transaction costs related to acquisitions	-	-	-	-	-	-	8,818	0.27
Step-up of inventory	-	-	2,236	0.06	-	-	4,502	0.14
Separation and relocation costs	-	-	23	0.00	4,064	0.12	552	0.02
Amortization of debt discount (non-cash interest expense)	1,369	0.04	1,283	0.04	5,346	0.15	5,012	0.15
Amortization of debt issuance costs	209	0.01	209	0.01	835	0.03	835	0.03
Amortization of deferred financing costs	283	0.01	270	0.01	1,116	0.03	570	0.02
Contingent consideration	-	-	-	-	(2,505)	(0.07)	-	-
Environmental charge	920	0.02	-	-	1,822	0.06	903	0.03

Adjusted (loss) income excluding charges	(24,624)	(0.70)	14,055	0.40	(18,371)	(0.52)	54,802	1.68
Adjustments to provision for income taxes including the impact of the Tax Cuts and Jobs Act, ASU 2016-09 & Valuation Allowance	(7,599)	(0.22)	4,473	0.13	(19,879)	(0.56)	16,115	0.49

Adjusted net (loss) income (Non-GAAP)	$(17,025)	$(0.48)	$9,582	$0.27	$1,508	$0.04	$38,687	$1.19

Diluted weighted average shares outstanding	35,379	35,379	35,163	35,163	35,365	35,365	32,632	32,632

NOTE: Items identified in the above table are not in accordance with, or an alternative method for, generally accepted accounting principles (GAAP) in the United States. These items should not be reviewed in isolation or considered substitutes of the Company's financial results as reported in accordance with GAAP. Due to the nature of these items, it is important to identify these items and to review them in conjunction with the Company's financial results reported in accordance with GAAP. The exclusion of these items also allows investors to compare results of operations in the current period to prior period’s results based on the Company’s fundamental business performance and analyze the operating trends of the business. The exclusion of these items also allows management to evaluate performance of its business units.

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